SERVICE AGREEMENT – AMENDED

THIS AGREEMENT dated for reference the 1st day of December, 2011 replaces the Service Agreement dated April 7, 2011 between the Service Provider and the Company.

BETWEEN:	Western Resource Consultants
Paul Strobel, Managing Partner
P.O. Box 17224.
Reno, Nevada, 89511

(the “Service Provider”)

AND:	Grizzly Gold Corp.
3651 Lindell Road, Suite D
Las Vegas, Nevada, 89103

(the “Company”)

WHEREAS:
A.	The Company is a U.S. corporation in the business of mineral exploration; and
B.	The Company desires to develop a resource property exploration program; and
C.	The Company desires to retain the services of the Service Provider in the capacity pursuant to the terms hereof; and
D.	The Service Provider is a Nevada LLC providing professional services including geology and exploration property evaluation; and
E.	The Service Provider’s Managing Partner, Paul Strobel, is currently the principal executive officer and a Director of the Company.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party, the parties agree as follows:

1.  ENGAGEMENT AND DURATION:  The Company hereby engages the Service Provider to provide the services referred to in Section 3 hereof for the consideration hereinafter set forth and the Service Provider hereby accepts such engagement by the Company, all upon and subject to the terms and conditions of this Agreement.

2.  TERM:  The Service Provider’s engagement shall continue as long as the Service Provider remains a member of the Company’s Board of Directors.  The engagement shall terminate immediately upon the Service Provider no longer being a Director of the Company, unless reauthorized by the Company and agreed to by the Service Provider.

No severance or termination benefits are payable under this Agreement.  Nothing herein shall prevent the Service Provider from offering or performing consulting services to other individuals, businesses, or entities.

3.  DUTIES:  The Service Provider will utilize his expertise to:
(a)  Identify, assess and assist in the Company’s acquisition of certain exploration style properties that fit the parameters of the Company’s business plan.

4.  COMPENSATION:

4.1 Compensation:  In consideration for the services of the Service Provider to be provided to the Company under this agreement, the Company will:

•
Pay the Service Provider an hourly rate of $100.00 for the services provided by the Service Provider’s Managing Partner in a Senior Geologist category as shown on the Service Provider’s 2011 Fee Schedule attached. For extended periods the rate will be $600.00 per day (8 hour day).

•	Pay the Service Provider $500 per month for time and services provided to the Company in relation to serving as an officer of the Company and as a member of the Company’s Board of Directors.
•
The hourly rate for technical and/or clerical assistance personnel provided by, and under the supervision of, the Service Provider is $50.00. For extended periods the rate will be $300.00 per day (8 hour day).

•	Vehicle expenses will be charged at actual cost if rented. WRC 4X4 vehicle use will be charged at current IRS mileage allowance rate plus $50.00 per day.
•	All other travel charges, including air fare, meals, and lodging will be charged at actual cost.
•
Otherwise, the Service Provider’s 2011 Fee Schedule as attached will determine the compensation amounts. The Service Provider reserves the right to revise its Fee Schedule at the beginning of each calendar year.

4.2  Payment Terms
(a)  The Company will pay the service provider at the end of each month based on an invoice supplied to the Company by the Service Provider.

4.3 Monthly Reports
(a) The Service Provider will supply the Company with a monthly report that is to summarize the activities undertaken on behalf of the Company during the month.

5. CONFIDENTIALITY AND NON-DISCLOSURE: The Service Provider agrees on behalf of himself that any information provided to him by the Company of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement or as directed by legal or regulatory authority, without the express written consent of the Company while this Agreement is in effect.

6. WAIVER: No consent or waiver, express or implied, by any party to this Agreement of any breach or default by the other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants and conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party’s right to assert such claim at any time thereafter.

7. NOTICES: Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or delivered by courier to the address of the parties set out on the first page of this Agreement. Any notice shall be deemed to have been received when delivered. Each party to this Agreement may change its address by giving written notice of such change in this manner provided for above.

8. APPLICABLE LAW: This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada and the federal laws of the United States applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby submit to the jurisdiction of the courts of Nevada.

9. SEVERABILITY: If any provision of this Agreement for any reason by declared invalid, such declaration shall not effect the validity of any remaining portion of the Agreement, which remaining portion remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

10. ENTIRE AGREEMENT: This Agreement, hereto constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement cannot be amended or supplemented except by a written agreement executed by both parties hereto.

11. INTERPRETATION: Any reference to gender includes all genders, and the singular includes the plural and the body corporate. No provision of this Agreement shall be construed against any party by virtue of that party having drafted and prepared this Agreement; it being acknowledged and agreed that both parties participated in the negotiation, drafting and preparation of this Agreement. All headings are inserted for reference only.

12. COUNTERPARTS: This Agreement may be executed in counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date set out on the first page of this Agreement.

Per: Paul Strobel, Managing Partner
Western Resource Consultants
Authorized Signatory

____/s/__Paul Strobel_________________________________

Grizzly Gold Corp.
Per: Jeoffrey Avancena, Secretary and Director

Authorized Signatory

____/s/ Jeoffrey Avancena___________________________________

WESTERN RESOURCE CONSULTANTS

2011 FEE SCHEDULE

HOURLY RATES
Western Resource Consultants hourly rates for professional services and support categories are indicated below subject to periodic revisions:

Corporate Director	$ 180.00
Program Director	$ 150.00
Sr. Project Manager	$ 120.00
Project Manager	$ 100.00
Principal Geologist	$ 120.00
Senior Geologist	$ 100.00
Staff Geologist	$ 80.00
Assoc. Geologist	$ 60.00
Asst. Geologist	$ 50.00
Principal Geochemist	$ 120.00
Senior Geochemist	$ 100.00
Staff Geochemist	$ 80.00
Assoc. Geochemist	$ 60.00
Asst. Geochemist	$ 50.00
Principal Geophysicist	$ 120.00
Senior Geophysicist	$ 100.00
Staff Geophysicist	$ 80.00
Assoc. Geophysicist	$ 60.00
Asst. Geophysicist	$ 50.00
Geo-technician*	$ 50.00
Graphic Artist/GIS/Drafting*	$ 70.00
Clerical*	$ 50.00

*For non-exempt employees in these categories, overtime hours are billed equal to one and one-half times their normal hourly rate.

EXPERT DEPOSITION & TESTIMONY

Labor fees for litigation support with respect to depositions, presentations, and expert testimony will be billed at 2.0 times the normal hourly rate.

SUBCONTRACTOR & OTHER DIRECT COSTS

Subcontracted services and other direct costs to projects will be invoiced at cost plus 15%.

COMMUNICATIONS & REPRODUCTION

Charges for communications such as telephone, fax, postage, overnight delivery, courier services, standard office equipment usage, and costs for in-house binding materials and reproduction of reports, figures and color photos will be billed all inclusive at 3% of labor fees.